Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333- 113030) and related prospectus of Scottish Re Group Limited (the Company) and to the incorporation by reference therein of our report dated February 10, 2004 with respect to the consolidated financial statements and schedules of the Company.

/s/ Ernst & Young LLP

Philadelphia, PA
March 2, 2004